Exhibit 10.18

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is made effective as of the 10th day of May, 2022 (the “Effective Date”) by and between FARRIS C. WILKS and JO ANN M. WILKS, as Co-Trustees of the FARRIS AND JO ANN WILKS 2022 FAMILY TRUST, created by Trust Agreement dated May 10, 2022 (“Assignor”) and KWELL HOLDINGS, LP, a Texas limited partnership (“Assignee”).

RECITALS:

WHEREAS, Assignor owns certain Class A Units in ProFrac Holdings, LLC, a Texas limited liability company (“ProFrac”);

WHEREAS, Assignor desires to assign to Assignee 10 Class A Units in ProFrac, representing a 1% equity interest therein (the “Assigned Interest”), as described hereinbelow;

WHEREAS, Assignee desires to accept the Assigned Interest and to assume the obligations described in this Assignment Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual undertakings expressed in this Assignment Agreement and other good and valuable consideration, the receipt of which is acknowledged by this Assignment Agreement, Assignor and Assignee agree as follows:

1.Subject to the conditions imposed in this Assignment Agreement, Assignor hereby grants, sells, assigns, transfers, and conveys to Assignee the Assigned Interest. Assignor hereby relinquishes all dominion and control over the Assigned Interest, and assigns to Assignee all of Assignor's assignable rights with respect to the Assigned Interest.

2.Assignor and Assignee hereby acknowledge and agree that the Assigned Interest is being sold to Assignee in consideration of the execution of a promissory note as described below; provided, however, that Assignee hereby acknowledges and agrees that Assignor shall have a continuing security interest in the Assigned Interest pursuant to that certain Security Agreement of even date herewith.

3.As a condition of the ownership of the Assigned Interest under this Assignment Agreement, Assignee shall deliver to Assignor a promissory note of even date herewith pursuant to which Assignee will be liable to pay to the order of Assignor an aggregate original principal amount equal to the Fair Market Value of the Assigned Interest as of the Effective Date, as determined for federal estate and gift tax purposes (the “Note Amount”). The promissory note shall be in a form acceptable to Assignor and substantially similar to the form attached hereto as Exhibit A.

For purposes of this Assignment Agreement, the “Fair Market Value” shall be the price at which the property would change hands between a hypothetical willing buyer and a reasonable knowledge of relevant facts for purposes of Chapter 12 of the Internal Revenue Code of 1986, as amended.

Assignor and Assignee agree that the Note Amount shall initially be based on the Fair Market Value of one (1) Class A Unit in ProFrac as of the Effective Date as determined in a written appraisal prepared by an appraiser agreed upon by Assignor and Assignee (the “Appraiser”). Assignor and Assignee agree that appraisal work is difficult and that it is possible that the Appraiser could inadvertently make a mistake in determining the Fair Market Value of one (1) Class A Unit in ProFrac. Both parties agree that the purpose of entering into this Agreement is to transfer the Assigned Interest at its true Fair Market Value. Thus, in the event that the Appraiser has incorrectly determined the Fair Market Value of one (1) Class A Unit in ProFrac, then the Note Amount shall be redetermined, as of the Effective Date, using the true Fair Market Value of one (1) Class A Unit in ProFrac as determined for federal estate and gift tax purposes. Underpayments or overpayments of prior payment amounts under the promissory note shall be paid by Assignor or Assignee, as the case may be, to the other along with interest accrued thereon at the applicable federal rate, as soon as practicable.

4.Assignee agrees to be bound by the terms and conditions of the Second Amended and Restated Limited liability company Agreement of ProFrac Holdings, LLC dated March 14, 2018.

5.Assignor grants Assignee the legal right to become a substituted member of ProFrac.

6.Assignor and Assignee shall execute such assignments, endorsements, evidences of transfer, and other instruments and documents, and shall give such further assurances, as are necessary to perform the obligations assumed by Assignor and Assignee under this Assignment Agreement.

7.Neither this Assignment Agreement nor any interest in this Assignment Agreement shall be assigned by any party without the prior written consent of the other party.

8.This Assignment Agreement shall be construed in accordance with the laws of the State of Texas, and the rights and liabilities of Assignor and Assignee shall be governed by the laws of the State of Texas.

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IN WITNESS WHEREOF, the undersigned have duly executed this Assignment Agreement as of the Effective Date.

ASSIGNOR: /s/ Farris C. Wilks
FARRIS C. WILKS, Co-Trustee of the FARRIS AND JO ANN WILKS 2022 FAMILY TRUST

/s/ Jo Ann M. Wilks
JO ANN M. WILKS, Co-Trustee of the FARRIS AND JO ANN WILKS 2022 FAMILY TRUST

ASSIGNEE: KWELL HOLDINGS, LP, a Texas limited partnership By: KWELL Group, LLC, a Texas limited liability company, general partner
By:	/s/ J. Ladd Wilks
J. LADD WILKS, Manager

DECLARATION OF INTENT

OF

FARRIS AND JO ANN WILKS

We, the undersigned, execute this Declaration of Intent.  The following sets forth the premises for and our intent in making a gift to our son, J. Ladd Wilks (“Ladd”), upon the occurrence of a certain event.

A.We owned, as community property, certain interests in ProFrac Holdings, LLC (“ProFrac”), both directly and through our ownership in FTS International, Inc., a Delaware corporation (“FTSI”).

B.On or about May 9, 2022, we sold all or a portion of our direct and indirect interests in ProFrac to the Farris and Jo Ann Wilks 2022 Family Trust, created by trust agreement by and among Timothy M. Dunn, as Trustor, and Farris C. Wilks and Jo Ann M. Wilks, as Co-Trustees (the “Family Trust”).

C.Ladd serves as Chief Executive Officer of ProFrac.

D.Under Ladd's leadership, ProFrac has been very successful and is on the path towards an initial public offering in which ProFrac will be reorganized as a corporation, ProFrac Holding Corp. (referred to herein as “PF Holdings”).

E.If PF Holdings achieves a market capitalization of Four Billion Five Hundred Million Dollars ($4,500,000,000.00) within the next five years while Ladd is serving as Chief Executive Officer or in a similar leadership role, it is our intent to gift to Ladd or to a trust for Ladd' s benefit one percent (1%) of the total equity of PF Holdings.

F.If PF Holdings achieves a market capitalization of Five Billion Dollars ($5,000,000,000.00) within the next five years while Ladd is serving as Chief Executive Officer or in a similar leadership role. it is our intent to gift to Ladd or to a trust for Ladd's benefit an additional one-half percent (0.5%) of the total equity of PF Holdings.

G.If PF Holdings achieves a market capitalization of Five Billion Five Hundred Million Dollars ($5,500,000,000.00) within the next five years while Ladd is serving as Chief Executive Officer or in a similar leadership role, it is our intent to gift to Ladd or to a trust for Ladd's benefit an additional one-half percent (0.5%) of the total equity of PF Holdings.

H.In such event, the interest transferred to Ladd or to a trust for Ladd's benefit may be in the form of a gift from us or a transfer from the Family Trust pursuant to an exercise of an inter vivos special power of appointment provided in Section 2.2.C.l of the trust agreement.

I.The transfer to Ladd is intended as a gratuitous transfer in honor of and appreciation for Ladd's dedication, hard work, and achievement, and is not intended as compensation.

J.This Declaration of Intent 1s intended to memorialize our intent and is not intended as a binding contract.

Executed this 10th day of May, 2022.

/s/ Farris C. Wilks
FARRIS C. WILKS

/s/ Jo Ann M. Wilks
JO ANN M. WILKS

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